                                                                      EXHIBIT 99

                               CONSUMERS GAS GROUP
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


In 1995, CMS Energy issued a total of 7.62 million shares of Class G Common Stock. This class of Common Stock reflects the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage Company, a subsidiary of Consumers (collectively, Consumers Gas Group). Accordingly, this MD&A should be read along with the MD&A in the 1998 Annual Report of CMS Energy included and incorporated by reference herein.

CMS Energy is the parent holding company of Consumers and CMS Enterprises Company. Consumers, a combination electric and gas utility company serving the Lower Peninsula of Michigan, is the principal subsidiary of CMS Energy. For further information regarding the businesses of CMS Energy, including the nature and issuance of Class G Common Stock, see the MD&A of CMS Energy.

Results of Operations

                                                   In Millions
                           -----------------------------------
June 30                    1999           1998          Change
-------                    ----           ----          ------
Three Months Ended         $ 4            $ 4            $--
Six months ended            43             40              3
Twelve Months Ended         55             56             (1)
                           ===            ===            ===

Net income for the three month period ended June 30, 1999 remained consistent compared with the same period ending June 30, 1998. The increase in net income for the six months ended June 30, 1999 compared to the same 1998 period reflects increased gas deliveries due to colder temperatures during the 1999 heating season. Partially offsetting the increase was the benefit resulting from a one-time accounting change for property taxes in the first quarter of 1998. The recognition of property tax expense was changed from expensing on a calendar year basis to a fiscal year basis which resulted in a benefit of $18 million ($12 million after-tax). The decrease in earnings for the twelve months ended June 30, 1999 compared to the same 1998 period reflects the change in accounting for property taxes implemented in March 1998 as discussed above and an increase in depreciation, partially offset by a decrease in the cost of gas.

GAS ISSUES

For a discussion of Consumers Gas Group operating issues, see Consumers Gas Group Results of Operations-Uncertainties in CMS Energy's MD&A.

CASH POSITION, INVESTING AND FINANCING

OPERATING ACTIVITIES: Consumers Gas Group's cash requirements are met by its operating and financing activities. Consumers Gas Group's cash from operations is derived mainly from Consumers' sale and transportation of natural gas. Cash from operations for the first six months of 1999 and 1998 totaled $221 million and $139 million, respectively. The $82 million increase primarily reflects increased earnings and depreciation, the absence of the 1998 cumulative effect of the property tax accounting change, decreased inventory balances due to increased sales, and increased accounts payable amounts due to the timing of cash payments. Consumers Gas Group uses its operating cash primarily to maintain and expand its gas utility transmission and distribution systems, to retire portions of its long-term debt, and to pay dividends.

INVESTING ACTIVITIES: Cash used in investing activities for the first six months of 1999 and 1998 totaled $46 million and $52 million, respectively. The $6 million decrease in cash used primarily reflects decreased capital expenditures.

FINANCING ACTIVITIES: Cash used in financing activities during the first six months of 1999 and 1998 totaled $174 million and $37 million, respectively. The $137 million increase in cash used primarily reflects a decrease in the proceeds from senior notes and an increase in the retirement of preferred stock, partially offset by a decrease in the retirement of bonds and other long-term debt.

OTHER INVESTING AND FINANCING MATTERS: Consumers has an agreement permitting the sale of certain accounts receivable for up to $325 million. At June 30, 1999, receivables sold totaled $266 million. Consumers Gas Group's attributed portion of these receivables sold totaled $44 million. Accounts receivable and accrued revenue in the Balance Sheets have been reduced to reflect receivables sold. For further information, see CMS Energy's Note 3.


CAPITAL EXPENDITURES

CMS Energy estimates the following capital expenditures for Consumers Gas Group, including new lease commitments, over the next three years. These estimates are prepared for planning purposes and are subject to revision.

                                                     In Millions
                            ------------------------------------
Years Ended December 31     1999            2000            2001
-----------------------     ----            ----            ----
Gas utility (a)             $122            $127            $127
Michigan Gas Storage           3               3               3
                            ----            ----            ----
                            $125            $130            $130
                            ====            ====            ====

(a) Includes a portion of anticipated capital expenditures common to Consumers' gas and electric utility businesses.

Consumers Gas Group expects that cash from operations and the ability to access debt markets will provide necessary working capital and liquidity to fund future capital expenditures, required debt payments, and other cash needs in the foreseeable future. For further information regarding forward-looking information, see the Consumers Gas Group Outlook discussion in CMS Energy's MD&A.


YEAR 2000 COMPUTER MODIFICATIONS

For a discussion of Consumers Gas Group's year 2000 computer modification efforts, see Year 2000 Computer Modifications in CMS Energy's MD&A.


FORWARD-LOOKING STATEMENTS

For cautionary statements relating to Consumers Gas Group's forward-looking information, see Forward-Looking Statements in CMS Energy's MD&A.

                               CONSUMERS GAS GROUP
                              STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                           THREE MONTHS ENDED       SIX MONTHS ENDED        TWELVE MONTHS ENDED
JUNE 30                                                     1999        1998        1999        1998        1999            1998
---------------------------------------------------------------------------------------------------------------------------------
                                                                                            In Millions, Except Per Share Amounts
OPERATING REVENUE                                           $175        $170        $681        $599        $1,133        $ 1,085
---------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
  Operation
    Cost of gas sold                                          78          74         384         338           609            600
    Other                                                     47          44          94          90           181            183
                                                            ---------------------------------------------------------------------
                                                             125         118         478         428           790            783
  Maintenance                                                  9           8          17          16            33             34
  Depreciation, depletion and amortization                    16          14          60          51           107             89
  General taxes                                                9           9          32          29            58             52
                                                            ---------------------------------------------------------------------
                                                             159         149         587         524           988            958
---------------------------------------------------------------------------------------------------------------------------------

PRETAX OPERATING INCOME                                       16          21          94          75           145            127
---------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)                                      2          --           4          --            --             (1)
---------------------------------------------------------------------------------------------------------------------------------

FIXED CHARGES
  Interest on long-term debt                                   7           7          15          14            29             28
  Other interest                                               4           4           7           8            14             15
  Preferred dividends                                         --           1           1           2             3              4
                                                            ---------------------------------------------------------------------
                                                              11          12          23          24            46             47

INCOME BEFORE INCOME TAXES                                     7           9          75          51            99             79

INCOME TAXES                                                   3           5          32          23            44             35
                                                            ---------------------------------------------------------------------

NET INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE                                         4           4          43          28            55             44
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR
  PROPERTY TAXES, NET OF $6 TAX                               --          --          --          12            --             12
---------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                  $  4        $  4        $ 43        $ 40        $   55        $    56
=================================================================================================================================
NET INCOME ATTRIBUTABLE TO CMS ENERGY SHAREHOLDERS
  THROUGH RETAINED INTEREST                                 $  3        $  3        $ 32        $ 30        $   41        $    42
---------------------------------------------------------------------------------------------------------------------------------

NET INCOME ATTRIBUTABLE TO CLASS G SHAREHOLDERS             $  1        $  1        $ 11        $ 10        $   14        $    14
---------------------------------------------------------------------------------------------------------------------------------

AVERAGE CLASS G COMMON SHARES OUTSTANDING                      9           8           9           8             8              8
---------------------------------------------------------------------------------------------------------------------------------
BASIC AND DILUTED EARNINGS PER AVERAGE CLASS G
  COMMON SHARE BEFORE CHANGE IN ACCOUNTING PRINCIPLE        $.10        $.12        $1.28       $.84        $ 1.65        $  1.35
---------------------------------------------------------------------------------------------------------------------------------
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE,
  NET OF TAX, PER AVERAGE CLASS G COMMON SHARE              $ --        $ --        $ --        $.36        $   --        $   .36
---------------------------------------------------------------------------------------------------------------------------------
BASIC AND DILUTED EARNINGS PER AVERAGE CLASS G
  COMMON SHARE                                              $.10        $.12        $1.28       $1.20       $ 1.65        $  1.71
---------------------------------------------------------------------------------------------------------------------------------

DIVIDEND DECLARED PER CLASS G COMMON SHARE                  $.325       $.31        $.65        $.62        $ 1.30        $  1.24
=================================================================================================================================

THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                               CONSUMERS GAS GROUP
                                 BALANCE SHEETS

ASSETS                                                                          JUNE 30                    JUNE 30
                                                                                 1999       DECEMBER 31      1998
                                                                              (UNAUDITED)      1998       (UNAUDITED)
---------------------------------------------------------------------------------------------------------------------
                                                                                            In Millions
PLANT AND PROPERTY (AT COST)
  Plant and property                                                            $2,394        $2,360        $2,307
  Less accumulated depreciation, depletion and amortization                      1,302         1,252         1,215
                                                                                ----------------------------------
                                                                                 1,092         1,108         1,092
  Construction work-in-progress                                                     35            31            29
                                                                                ----------------------------------
                                                                                 1,127         1,139         1,121
------------------------------------------------------------------------------------------------------------------



CURRENT ASSETS
  Cash and temporary cash investments at cost, which approximates market             4             2            52
  Accounts receivable and accrued revenue, less allowances
    of $2, $3, and $3, respectively                                                 45            75            14
  Inventories at average cost
    Gas in underground storage                                                     166           219           178
    Materials and supplies                                                           6             6             6
  Prepayments and other                                                             31            51            46
                                                                                ----------------------------------
                                                                                   252           353           296
------------------------------------------------------------------------------------------------------------------



NON-CURRENT ASSETS
  Postretirement benefits                                                          126           131           137
  Deferred income taxes                                                             40            16            10
  Other                                                                             91            87            61
                                                                                ----------------------------------
                                                                                   257           234           208
                                                                                ----------------------------------

TOTAL ASSETS                                                                    $1,636        $1,726        $1,625
==================================================================================================================

STOCKHOLDERS' INVESTMENT AND LIABILITIES                       JUNE 30                     JUNE 30
                                                                  1999    DECEMBER 31         1998
                                                           (UNAUDITED)           1998  (UNAUDITED)
--------------------------------------------------------------------------------------------------
                                                                                       In Millions
CAPITALIZATION
  Common stockholders' equity                                 $  399        $  379        $  360
  Preferred stock                                                 10            52            52
  Long-term debt                                                 449           454           486
  Non-current portion of capital leases                           15            14            16
                                                              ----------------------------------
                                                                 873           899           914
------------------------------------------------------------------------------------------------


CURRENT LIABILITIES
  Current portion of long-term debt and capital leases            33            37            27
  Notes payable                                                   30           118            64
  Accounts payable                                               108            92            74
  Accrued taxes                                                   48            61            45
  Accrued refunds                                                 11             9             8
  Accrued interest                                                 8             8             6
  Deferred income taxes                                            5             4             3
  Other                                                           52            47            43
                                                              ----------------------------------
                                                                 295           376           270
------------------------------------------------------------------------------------------------

NON-CURRENT LIABILITIES
  Regulatory liabilities for income taxes, net                   213           189           180
  Postretirement benefits                                        152           159           164
  Deferred investment tax credit                                  24            25            25
  Other                                                           79            78            72
                                                              ----------------------------------
                                                                 468           451           441
                                                              ----------------------------------

COMMITMENTS AND CONTINGENCIES (NOTE 4)

TOTAL STOCKHOLDERS' INVESTMENT AND LIABILITIES                $1,636        $1,726        $1,625
================================================================================================

THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                               CONSUMERS GAS GROUP
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                    SIX MONTHS ENDED         TWELVE MONTHS ENDED
JUNE 30                                                                             1999         1998        1999          1998
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    In Millions
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                        $ 43         $ 40        $ 55          $ 56
    Adjustments to reconcile net income to net cash
      provided by operating activities
        Depreciation, depletion and amortization                                      60           51         107            89
        Capital lease and other amortization                                           2            2           3             5
        Deferred income taxes and investment tax credit                                -           11           4             9
        Cumulative effect of accounting change                                         -          (18)          -           (18)
        Other                                                                         (1)           -          (1)            -
        Changes in other assets and liabilities                                      117           53          24            13
                                                                                  ----------------------------------------------
          Net cash provided by operating activities                                  221          139         192           154
--------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures (excludes assets placed under capital lease)                  (45)         (49)       (107)         (111)
  Cost to retire property, net                                                        (2)          (4)         (7)           (9)
  Proceeds from the sale of property                                                   1            -           5             -
  Other                                                                                -            1           1             2
                                                                                  ----------------------------------------------
          Net cash used in investing activities                                      (46)         (52)       (108)         (118)
--------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in notes payable, net                                          (88)         (55)        (34)           35
  Return of CMS Energy stockholders' contribution                                    (35)         (21)        (46)          (60)
  Payment of common stock dividends                                                  (22)         (20)        (44)          (41)
  Retirement of bonds and other long-term debt                                       (21)        (123)        (57)         (133)
  Retirement of preferred stock                                                      (42)           -         (42)          (26)
  Payment of capital lease obligations                                                (2)          (3)         (5)           (6)
  Contribution from CMS Energy stockholders                                           30            -          67             -
  Proceeds from long-term note and bank loans                                          3            -           -            25
  Issuance of common stock                                                             4            3           7             8
  Proceeds from senior notes                                                           -          182          30           182
  Repayment of bank loans                                                              -            -          (8)            -
                                                                                  ----------------------------------------------
          Net cash used in financing activities                                     (173)         (37)       (132)          (16)
--------------------------------------------------------------------------------------------------------------------------------

Net Increase (Decrease) in Cash and Temporary Cash Investments                         2           50         (48)           20

Cash and Temporary Cash Investments, Beginning of Period                               2            2          52            32
                                                                                  ----------------------------------------------

Cash and Temporary Cash Investments, End of Period                                   $ 4         $ 52         $ 4          $ 52
================================================================================================================================

Other cash flow activities and non-cash investing and financing activities were:
Cash transactions
  Interest paid (net of amounts capitalized)                                        $ 20         $ 18        $ 39          $ 39
  Income taxes paid (net of refunds)                                                  23           24          31            39
Non-cash transactions
  Assets placed under capital lease                                                 $  2          $ 3         $ 2           $ 5
================================================================================================================================


All highly liquid investments with an original maturity of three months or less are considered cash equivalents.

The accompanying condensed notes are an integral part of these statements.

                               CONSUMERS GAS GROUP
                    STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
                                   (UNAUDITED)

                                                       THREE MONTHS ENDED           SIX MONTHS ENDED        TWELVE MONTHS ENDED
JUNE 30                                               1999           1998        1999           1998        1999           1998
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    In Millions
COMMON STOCK
  At beginning and end of period                     $ 184          $ 184       $ 184          $ 184       $ 184          $ 184
--------------------------------------------------------------------------------------------------------------------------------

OTHER PAID-IN CAPITAL
  At beginning of period                                79             88         113            102          84            136
  Common stock issued                                    3              1           4              3           7              8
  CMS Energy stockholders' contribution                 30              -          30              -          67              -
  Return of CMS Energy stockholders' contribution        -             (5)        (35)           (21)        (46)           (60)
                                                     ---------------------------------------------------------------------------
    At end of period                                   112             84         112             84         112             84
--------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
  At beginning of period                               110             98          82             72          92             77
  Net income                                             4              4          43             40          55             56
  Common stock dividends declared                      (11)           (10)        (22)           (20)        (44)           (41)
                                                     ---------------------------------------------------------------------------
    At end of period                                   103             92         103             92         103             92
                                                     ---------------------------------------------------------------------------

TOTAL COMMON STOCKHOLDERS' EQUITY                    $ 399          $ 360       $ 399          $ 360       $ 399          $ 360
================================================================================================================================

THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                               CONSUMERS GAS GROUP
                     CONDENSED NOTES TO FINANCIAL STATEMENTS


1:   CORPORATE STRUCTURE

CMS Energy is the parent holding company of Consumers and Enterprises. Consumers, a combination electric and gas utility company serving the Lower Peninsula of Michigan, is the principal subsidiary of CMS Energy. For further information regarding the businesses of CMS Energy, see the Notes to Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

CMS Energy has issued shares of Class G Common Stock. This class of Common Stock reflects the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage Company, a subsidiary of Consumers (collectively, Consumers Gas Group). For further information regarding the nature and issuance of the Class G Common Stock, see Note 4 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

These Financial Statements and their related Notes should be read along with the Financial Statements and Notes contained in the 1998 Annual Report of CMS Energy that includes the Report of Independent Public Accountants, included and incorporated by reference herein.


2:   EARNINGS PER SHARE AND DIVIDENDS

EARNINGS PER SHARE AND DIVIDENDS: Basic and diluted earnings per share for the three month period ended June 30, 1999 and June 30, 1998, reflect the performance of Consumers Gas Group. The earnings attributable to Class G Common Stock and the related amounts per share are computed by considering the weighted average number of shares of Class G Common Stock outstanding.

Earnings attributable to outstanding Class G Common Stock are equal to Consumers Gas Group's net income multiplied by a fraction; the numerator is the weighted average number of Outstanding Shares during the period, and the denominator is the weighted average number of Outstanding Shares and Retained Interest Shares during the period. The earnings attributable to Class G Common Stock on a per share basis, for the six months ended June 30, 1999 and 1998, are based on 25.9 percent, 25.3 percent of the income of Consumers Gas Group, respectively.

In February and April 1999, CMS Energy declared and paid dividends of $.325 per share on Class G Common Stock. In July 1999, the Board of Directors declared a quarterly dividend of $.34 per share on Class G Common Stock, to be paid in August of 1999. This represents an increase in the annualized dividend on Class G Common Stock of $1.36 per share from the previous dividend of $1.30 (a 4.6 percent increase).


3:   SHORT-TERM FINANCINGS AND CAPITALIZATION

SHORT-TERM FINANCINGS: Consumers' short-term financings are discussed in the Consolidated Financial Statements of CMS Energy Note 3 included and incorporated by reference herein.

Consumers generally manages its short-term financings on a centralized consolidated basis. The portion of receivables sold attributable to Consumers Gas Group at June 30, 1999 and 1998, is estimated by management to be $44 million and $40 million, respectively. Accounts receivable and accrued revenue in the balance sheets have been reduced to reflect receivables sold. The portions of short-term debt and receivables sold attributable to Consumers Gas Group reflect the high utilization of short-term borrowing to finance the purchase of gas for storage in the summer and fall periods. The allocation of short-term financings and related interest charges to Consumers Gas Group generally follows the ratio of gas utility assets to total Consumers' assets. Additionally, the carrying costs for Consumers' sales of certain of its accounts receivable under its trade receivable purchase and sale agreement generally are allocated to Consumers Gas Group based on the ratio of customer revenues contributed by Consumers' gas customers to total Consumers' revenue. As a result of the centralized management of short-term financing, the amounts allocated to Consumers Gas Group are further adjusted in both the seasonal gas inventory build-up period (second and third quarters) and the high seasonal gas sales period (first and fourth quarters) to more closely reflect the higher short-term financing requirements of the inventory build-up period and conversely the lower financing requirements during the higher sales periods. Management believes these allocations to be reasonable.

CAPITAL STOCK AND LONG-TERM DEBT: Consumers Gas Group's capital stock and long-term debt, including debt resulting from the sale of Trust Preferred Securities, have been allocated based on the ratio of gas utility assets (including common assets attributed to the gas utility segment) to total Consumers' assets. Management believes these measurements are reasonable. For information regarding the long-term debt and capital stock of CMS Energy and Consumers, see Note 3 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.


4:   COMMITMENTS AND CONTINGENCIES

CAPITAL EXPENDITURES: Consumers Gas Group estimates capital expenditures, including new lease commitments, of $125 million for 1999, $130 million for 2000, and $130 million for 2001. These estimates include an attributed portion of Consumers' anticipated capital expenditures for common plant and equipment.

For further information regarding commitments and contingencies directly affecting Consumers Gas Group (including those involving former manufactured gas plant sites), see the Consumers Gas Group Contingencies and Consumers Gas Group Matters in CMS Energy's Note 2 included and incorporated by reference herein.

                               ARTHUR ANDERSEN LLP



                    Report of Independent Public Accountants




To CMS Energy Corporation:

We have reviewed the accompanying balance sheets of CONSUMERS GAS GROUP (representing a business unit of Consumers Energy Company and its wholly-owned subsidiary, Michigan Gas Storage Company) as of June 30, 1999 and 1998, and the related statements of income and common stockholders' equity for the three-month, six-month and twelve-month periods then ended, and the related statements of cash flows for the six-month and twelve month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of Consumers Gas Group as of December 31, 1998, and the related statements of income, common stockholders' equity and cash flows for the year then ended (not presented herein), and, in our report dated January 26, 1999, we expressed an unqualified opinion on those statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 1998, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.


                                                             Arthur Andersen LLP


Detroit, Michigan,
     August 12, 1999.